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FORM 12b-25                                           SEC File Number 0-22027
                                                      CUSIP Number 774742 10 0


                    NOTIFICATION OF LATE FILING

                            (Check One)
( ) Form 10-K     ( ) Form 11-K     ( ) Form 20-F     (X) Form 10-Q


            For Period Ended:  September 30, 1998
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     Read Attached Instruction Sheet Before Preparing Form.
               Please Print or Type.
     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

                     Not Applicable.

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Part I -- Registrant Information
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     Full Name of Registrant:  Rocky Mountain Power Co.
     Former Name if Applicable:    N/A
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     Address of Principal Executive Office (Street and Number):

          12835 E. Arapahoe Road, T-II, Ste. 110
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City, State and Zip Code:  Englewood, Colorado   80046

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Part II -- Rules 12b-25 (b) and (c)
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          If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate).

     [ ]   (a)   The reasons described in reasonable detail in Part III of
                 this form could not be eliminated without unreasonable effort or expense;

     [X]   (b)   The subject annual report/portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report/portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     [ ]   (c)   The accountant's statement or other exhibit required by Rule
                 12b-25(c) has been attached if applicable.

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Part III -- Narrative
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     State below in reasonable detail the reasons why the Form 10-K,
     11-K, 20-F or 10-Q or portion thereof could not be filed within the prescribed time period.

          The press of other matters has delayed final posting and adjustments.

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Part IV -- Other Information
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     (1)  Name and telephone number of person to contact in regard to this notification:

          Michael L. Schumacher       303           792-2466
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               (Name)              (Area Code)  (Telephone Number)

     (2)  Have all other periodic reports required
          (under Section 13 or 15(d) of the
          Securities Exchange Act of 1934) during      [X] Yes [ ] No
          the preceding 12 months (or for such
          shorter period that the registrant was
          required to file such reports) been filed?
          If answer no identify report(s).

     (3)  Is it anticipated that any significant
          change in results of operations from the
          corresponding period for the last fiscal     [ ] Yes [X] No
          year will be reflected by the earnings
          statements to be included in the subject report or portion thereof?

          If so: attach an explanation of the
          anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



                           Rocky Mountain Power Co.
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                 (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.



BY(Signature)                      /s/Michael L. Schumacher
(Date)                             November 11, 1998
(Name and Title)                   Michael L. Schumacher, President,
                                   Chief Executive Officer and
                                   Chief Financial Officer




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